Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cloudbreak Health, LLC

We hereby consent to the use in the amended registration statement of UpHealth, Inc. on Form S-1 of our report dated March 19, 2021, relating to the consolidated financial statements of Cloudbreak Health, LLC and Subsidiaries (the “Company”) as of and for the year ended December 31, 2020, which report is contained in the Prospectus, which is part of this amended registration statement. Our report contains an explanatory paragraph referring to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such amended registration statement.

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP

Irvine, CA

June 25, 2021